Exhibit 10.1
June 24, 2009
Mr. Philip Keipp
6 Spring Mill Woods Ct.
St. Charles, MO 63303
Dear Phil:
This letter confirms our offer for you to join Huttig Building Products, Inc., as Vice President and Chief Financial Officer, reporting to Jon Vrabely, President and Chief Executive Officer. Your official start date will be determined at a later date.
This offer is contingent on your satisfactory completion of the requirements of our pre-employment screening process, in accordance with company policy, which may include drug testing, background inquiries, and a criminal background check. In addition, because the U.S. Immigration Reform and Control Act requires employers to verify employment eligibility for all new hires, your employment with Huttig depends on successful verification of eligibility within three days of your start date.
Compensation
Your annual base salary will be $250,000, which will be paid bi-weekly. As the Chief Financial Officer, you will be eligible to participate in and receive bonus awards under the Company’s Executive Incentive Plan. To be eligible to receive incentive compensation dollars, you must be on the current payroll as an active employee on the day the bonus is paid.
In addition, the Board of Directors has approved and awarded to you, on your start date, 100,000 shares of restricted stock that will vest over a three year period starting on the first anniversary of your start date.
The Company will provide you with a laptop. You will be reimbursed for your personal cell phone according to Huttig Building Products’ Wireless Communication Devices policy.
Employee Benefits
Since you will be classified as a full-time salaried employee, you and any eligible family members will be qualified to participate in our group health insurance plan effective on the first day of the month following 30 calendar days of continuous employment. Additionally, you will be eligible to participate in our 401(k) plan effective on the first day of the month following 30 calendar days of continuous employment. You will also be eligible to purchase Huttig Building Products common stock through the Employee Stock Purchase Plan upon commencement of your employment.
Vacation Eligibility
In 2009 you will be entitled to 5 days of vacation. In 2010 you will be eligible for 10 days of vacation according to Huttig Building Products Vacation policy.
By your signature below, you acknowledge that your employment with Huttig is an “at will” relationship for no definite time period and can be terminated at any time, with or without notice, and with or without cause, by either party.

We are excited to extend to you this offer of employment and look forward to working with you. If you have any questions, please feel free to contact me at 314-216-2615.

Yours truly,

Jon Vrabely
President and Chief Executive Officer

Accepted:	/s/ Philip W. Keipp	Date 06/30/2009

cc:	Leon P. Rogers, Senior Director — Human Resources